As Filed With the Securities and Exchange Commission on February 14, 2006
                                              Registration No. 333- ________
=============================================================================

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                                   --------

                                   FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          DELTA PETROLEUM CORPORATION
                (Exact name of registrant as specified in its charter)

                                   Delaware
              (State or jurisdiction of incorporation or organization)

                                  84-1060803
                  (I.R.S. Employer Identification Number)

                           370 17th Street, Suite 4300
                            Denver, Colorado 80202
                                (303) 293-9133
   (Address and telephone number of issuer's principal executive offices)

                    Roger A. Parker, Chief Executive Officer
                           370 17th Street, Suite 4300
                            Denver, Colorado 80202
                                (303) 293-9133
             (Name, address and telephone number of agent for service)

                                With copies to:

                                 James P. Beck
                                 Krys Boyle, P.C.
                    600 Seventeenth Street, Suite 2700 South
                              Denver, Colorado 80202
                                (303) 893-2300


     Approximate date of commencement of proposed sale to public: As soon as the registration statement is effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
=============================================================================
                                      Proposed     Proposed
                                      Maximum      Maximum
Title of Each                         Offering     Aggregate     Amount of
Class of Securities    Amount to be   Price        Offering      Registration
to be Registered       Registered(1)  Per Unit(2)  Price(2)      Fee
-----------------------------------------------------------------------------
Common Stock,
$.01 par value          1,023,401     $ 20.86    $21,348,144.86  $2,284.25
=============================================================================

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2) In accordance with Rule 457(c), the aggregate offering price of our common stock is estimated solely for calculating the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of our common stock reported by the NASDAQ National Market on February 9, 2006, which was $20.86 per share.
















                            Up to 1,023,401 Shares

                         Delta Petroleum Corporation

                                Common Stock
                        ----------------------------

     The selling shareholders may use this prospectus in connection with sales of up to 1,023,401 shares of our common stock.


     Our common stock is traded on the NASDAQ National Market under the symbol "DPTR." On February 13, 2006, the last reported sale price of our common stock was $19.95 per share.

-----------------------------------------------------------------------------
CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
-----------------------------------------------------------------------------


     The selling shareholders may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters. We will not receive any proceeds from the sale of shares by the selling shareholders.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






















              The date of this prospectus is February 14, 2006.





                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

     We have filed with the Commission a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the "Registration Statement") of which this prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the SEC are incorporated by reference in this prospectus:

     * Our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2005;

     * Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2005;

     * Our Current Reports on Form 8-K filed on September 13, 14, 26 and 30, 2005, November 15, 2005, January 12, 2006, February 1, 3, 13 and 14,
        2006(excluding information furnished pursuant to Item 2.02 or Item
        7.01 and any exhibits thereto);

     The description of our common stock contained in our Registration Statement on Form 10 filed September 9, 1987; and

     * All documents filed by us, subsequent to the date of this prospectus, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Kevin K. Nanke, Delta Petroleum Corporation, Suite 4300, 370 17th Street, Denver, Colorado 80202, or (303) 293-9133.

CAUTIONARY STATEMENT FOR PURPOSES OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS

     We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the "safe harbor" protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. These statements may include projections and estimates concerning the timing and success of specific projects and our future (1) income, (2) oil and gas production, (3) oil and gas reserves and reserve replacement and (4) capital spending. Forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. Sometimes we will specifically describe a statement as being a forward-looking statement. In addition, except for the historical information contained in this prospectus, the matters discussed in this prospectus are forward-looking statements. These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially.

     The following, in addition to the factors described in "Risk Factors" are among the factors that could cause actual results to differ materially from the forward-looking statements:

     *  deviations in the market prices of both crude oil and natural gas;

     * the timing and effects of our acquisitions, dispositions and exploratory development activities;

     *  determination of reserves;

     *  timing and amount of production;

     *  changes in the legal and/or regulatory environment;

     * unanticipated recovery or production problems, including cratering, explosions, fires and uncontrollable flows of oil, gas or well fluids.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

Prospectus Summary ....................................................   6

Risk Factors...........................................................   7

Use of Proceeds .......................................................  20

Determination of Offering Price .......................................  20

Recent Material Changes in our Business ...............................  20

Selling Shareholders ..................................................  21

Plan of Distribution ..................................................  21

Description of Securities .............................................  23

Interests of Named Experts and Counsel ................................  24

                              PROSPECTUS SUMMARY

     The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes incorporated by reference into this prospectus.

Delta
-----

     Delta Petroleum Corporation ("Delta," "we" or "us") is an independent energy company engaged primarily in the exploration for, and the acquisition, development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Gulf Coast and Rocky Mountain regions, which comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects.

     As of June 30, 2005, our reserves were comprised of approximately 123.1 Bcf of natural gas and 14.1 Mmbls of crude oil, or 59% gas on an equivalent basis. Approximately 56% of our proved reserves were located in the Gulf Coast, 10% in the Rocky Mountains, and 34% in other locations. Our reserve estimates change continuously and are evaluated by us on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploratory development activities may have a significant effect on the quantities and future values of our reserves.

     We expect that our drilling efforts and capital expenditures will increase in both the Rocky Mountain and Gulf Coast regions for 2006. Our planned exploration and development activities for 2006 approximate $200 to $250 million. As of June 30, 2005, we controlled approximately 493,000 undeveloped acres, representing in excess of 90% of our total acreage position. We retain a high degree of operational control over our asset base, with an average working interest in excess of 90% as of June 30, 2005. This provides us with controlling interests in a multi-year inventory of drilling locations, positioning us for continued reserve and production growth through our drilling operations.

     We also currently have an ownership interest in a drilling company, providing the benefit of full-time access to eleven drilling rigs. We concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience.

     We completed a reincorporation merger on January 31, 2006, thereby changing our state of incorporation from Colorado to Delaware. We have changed our fiscal year end from June 30 to December 31, effective December 31, 2005. We maintain our principal executive offices at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, and our telephone number is (303) 293-9133. Our common stock is listed on the NASDAQ National Market under the symbol "DPTR."

The Offering
------------

Securities Offered     Up to 1,023,401 shares of our common stock offered
                       by the selling shareholders.   The selling share-
                       holders acquired the shares from Delta in private transactions in which Delta acquired properties from the selling shareholders and paid a portion or all of the consideration in shares of our Common Stock.

Offering Price         The shares being offered pursuant to this prospectus
                       are being offered by the selling shareholders from time to time at the then current market price.

Common Stock
Outstanding            50,396,509 shares of common stock $.01 par value were
                       outstanding as of February 6, 2006.

Dividend Policy        We do not anticipate paying dividends on our common
                       stock in the foreseeable future.

Use of Proceeds        The shares offered pursuant to this prospectus are
                       being sold by the selling shareholders and we will not receive any proceeds of the offering.


                                RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information in this prospectus, the following:

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

OIL AND NATURAL GAS PRICES ARE VOLATILE AND A DECREASE COULD ADVERSELY AFFECT OUR REVENUES, CASH FLOWS AND PROFITABILITY.

     Our revenues, profitability and future rate of growth depend substantially upon the market prices of oil and natural gas, which fluctuate widely. Sustained declines in oil and gas prices may adversely affect our financial condition, liquidity and results of operations. Factors that can cause market prices of oil and natural gas to fluctuate include:

     * relatively minor changes in the supply of and demand for oil and natural gas;

     *  market uncertainty;

     *  the level of consumer product demand;

     *  weather conditions;

     *  U.S. and foreign governmental regulations;

     *  the price and availability of alternative fuels;

     * political and economic conditions in oil producing countries, particularly those in the Middle East, including actions by the Organization of Petroleum Exporting Countries;

     *  the foreign supply of oil and natural gas; and

     * the price of oil and gas imports, consumer preferences and overall U.S. and foreign economic conditions.

     We are not able to predict future oil and natural gas prices. At various times, excess domestic and imported supplies have depressed oil and gas prices. Lower prices may reduce the amount of oil and natural gas that we can produce economically and may also require us to write down the carrying value of our oil and gas properties. Additionally, the location of our producing wells may limit our ability to take advantage of spikes in regional demand and the resulting increase in price. Substantially all of our oil and natural gas sales are made in the spot market or pursuant to contracts based on spot market prices, not long-term fixed price contracts. Any substantial or extended decline in the prices of or demand for oil or natural gas would have a material adverse effect on our financial condition and results of operations.

WE MAY NOT BE ABLE TO FUND OUR PLANNED CAPITAL EXPENDITURES.

     We spend and will continue to spend a substantial amount of capital for the acquisition, exploration, exploitation, development and production of oil and gas reserves. Our exploration and development capital budget is expected to range between $200 and $250 million for the year ending December 31, 2006. We have historically addressed our short and long-term liquidity needs through the use of cash flow provided by operating activities, the use of bank credit facilities and the issuance of equity securities. Without adequate financing, we may not be able to successfully execute our operating strategy. We continue to examine the following alternative sources of capital:

     *  bank borrowings or the issuance of debt securities; and

     * the issuance of common stock, preferred stock or other equity securities.

     The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, oil and natural gas prices and our market value and operating performance. We may be unable to execute our operating strategy if we cannot obtain adequate capital.

     If low oil and natural gas prices, lack of adequate gathering or transportation facilities, operating difficulties or other factors, many of which are beyond our control, cause our revenues and cash flows from operating activities to decrease, we may be limited in our ability to spend the capital necessary to complete our capital expenditures program. In addition, if our borrowing base under our senior credit facility is re-determined to a lower amount, this could adversely affect our ability to fund our planned capital expenditures. After utilizing our available sources of financing, we may be forced to raise additional equity or debt proceeds to fund such expenditures. Additional equity or debt financing or cash flow provided by operations may not be available to meet our capital expenditure requirements.

INFORMATION CONCERNING OUR RESERVES IS UNCERTAIN.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows from such reserves, including factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of oil and natural gas reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and natural gas prices, expenditures for future development and exploitation activities, and engineering and geological interpretation and judgment. Reserves and future cash flows may also be subject to material downward or upward revisions based upon production history, development and exploitation activities, oil and natural gas prices and regulatory changes. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and value of cash flows from those reserves may vary significantly from our assumptions and estimates. In addition, reserve engineers may make different estimates of reserves and cash flows based on the same available data.

     The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to those reserves for the fiscal years ended June 30, 2005, 2004 and 2003 included in our periodic reports filed with the SEC were prepared by our reserve engineers in accordance with the rules of the SEC, and are not intended to represent the fair market value of such reserves. As required by the SEC, the estimated discounted present value of future net cash flows from proved reserves is generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net revenues for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.

WE MAY NOT BE ABLE TO REPLACE PRODUCTION WITH NEW RESERVES.

     Our reserves will decline significantly as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration drilling activities. Our future oil and natural gas production is highly dependent upon our level of success in finding or acquiring additional reserves that are economically feasible and developing existing proved reserves.

IF OIL OR NATURAL GAS PRICES DECREASE OR EXPLORATION AND DEVELOPMENT EFFORTS ARE UNSUCCESSFUL, WE MAY BE REQUIRED TO TAKE WRITE-DOWNS.

     In the past, we have been required to write down the carrying value of our oil and gas properties. There is a risk that we will be required to take additional writedowns in the future which would reduce our earnings and stockholders' equity. A writedown could occur when oil and natural gas prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration and development results.

     We account for our crude oil and natural gas exploration and development activities utilizing the successful efforts method of accounting. Under this method, costs of productive exploratory wells, development dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. If the carrying amount of our oil and gas properties exceeds the estimated undiscounted future net cash flows, we will adjust the carrying amount of the oil and gas properties to their fair value.

     We review our oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of their carrying value. Once incurred, a writedown of oil and gas properties is not reversible at a later date even if gas or oil prices increase. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record an impairment of the recorded carrying values associated with our oil and gas properties. As a result of our review, we did not record an impairment for fiscal 2005, 2004 or 2003.

     THE EXPLORATION, DEVELOPMENT AND OPERATION OF OIL AND GAS PROPERTIES INVOLVE SUBSTANTIAL RISKS THAT MAY RESULT IN A TOTAL LOSS OF INVESTMENT.

     The business of exploring for and, to a lesser extent, developing and operating oil and gas properties involves a high degree of business and financial risk, and thus a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

     *  unexpected drilling conditions;

     *  pressure or irregularities in formations;

     *  equipment failures or accidents;

     *  weather conditions;

     *  shortages in experienced labor; and

     *  shortages or delays in the delivery of equipment

                                      10
     The cost to develop our reserves as of June 30, 2005 is estimated to be approximately $192.4 million. Since June 30, 2005, we have acquired additional leasehold acreage, primarily in the Piceance basin in Colorado and the Columbia River basin in Washington, which will increase the future costs required to develop our reserves. We may drill wells that are unproductive or, although productive, do not produce oil and/or natural gas in economic quantities. Acquisition and completion decisions generally are based on subjective judgments and assumptions that are speculative. It is impossible to predict with certainty the production potential of a particular property or well. Furthermore, a successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational, or market-related factors, including, but not limited to, unusual or unexpected geological formations, pressures, equipment failures or accidents, fires, explosions, blowouts, cratering, pollution and other environmental risks, shortages or delays in the availability of drilling rigs and the delivery of equipment, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well or otherwise prevent a property or well from being profitable. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or natural gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances.

PRICES MAY BE AFFECTED BY REGIONAL FACTORS.

     The prices to be received for the natural gas production from our Rocky Mountain region properties will be determined to a significant extent by factors affecting the regional supply of and demand for natural gas, which include the degree to which pipeline and processing infrastructure exists in the region. Those factors result in basis differentials between the published indices generally used to establish the price received for regional natural gas production and the actual price we receive for our production.

OUR INDUSTRY EXPERIENCES NUMEROUS OPERATING HAZARDS THAT COULD RESULT IN SUBSTANTIAL LOSSES.

     The exploration, development and operation of oil and gas properties also involve a variety of operating risks including the risk of fire, explosions, blowouts, cratering, pipe failure, abnormally pressured formations, natural disasters, acts of terrorism or vandalism, and environmental hazards, including oil spills, gas leaks, pipeline ruptures or discharges of toxic gases. These industry-operating risks can result in injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties, and suspension of operations which could result in substantial losses.

     We maintain insurance against some, but not all, of the risks described above. Such insurance may not be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase. The terrorist attacks on September 11, 2001 and certain potential natural disasters may change our ability to obtain adequate insurance coverage. The occurrence of a significant event that is not fully insured or indemnified against could materially and adversely affect our financial condition and operations.

OUR LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS, LIMIT OUR ABILITY TO REACT TO CHANGES IN THE ECONOMY OR OUR INDUSTRY AND PREVENT US FROM MEETING OUR OBLIGATIONS UNDER OUR SENIOR UNSECURED NOTES.

     As of September 30, 2005, our total outstanding long term liabilities were $252.3 million. Our degree of leverage could have important consequences, including the following:

     * it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, further exploration, debt service requirements, acquisitions and general corporate or other purposes;

     * a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

     * the debt service requirements of other indebtedness in the future could make it more difficult for us to satisfy our financial obligations;

     * certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

     * it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

     * we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending and exploration activities that are important to our growth.

     We may, under certain circumstances described in the indenture governing our 7% senior notes and our senior credit facility, be able to incur substantially more debt in the future, which may intensify the risks described herein.

A DEFAULT UNDER OUR SENIOR CREDIT FACILITY COULD CAUSE US TO LOSE OUR
PROPERTIES.

     In order to obtain our senior credit facility, we granted first priority liens to the lending banks on most of our oil and gas properties and the related equipment, inventory, accounts and proceeds. Our senior credit facility includes terms and covenants that place limitations on certain types of activities, including restrictions or requirements with respect to additional debt, liens, asset sales, hedging activities, investments, dividends, mergers and acquisitions, and also includes financial covenants.

     Under certain conditions amounts outstanding under our senior credit facility may be accelerated. Bankruptcy and insolvency events with respect to us or certain of our subsidiaries will result in an automatic acceleration of the indebtedness under the senior credit facility. Subject to notice and cure periods in certain cases, other events of default under the senior credit facility will result in acceleration of the indebtedness at the option of the lending banks. Such other events of default include, among other things, non-payment, breach of warranty, non-performance of obligations under the senior credit facility (including financial covenants), default on other indebtedness, certain pension plan events, certain adverse judgments, change of control, and a failure of the liens securing the senior credit facility. Any of these events could potentially cause us to lose substantially all of our properties. At June 30, 2005, we were not in compliance with our quarterly debt covenants and restrictions, but have obtained a waiver from our banks.

     For so long as the revolving commitment is in existence, we will also be required to comply with loan covenants that will limit our flexibility in conducting our business and which could cause us significant problems in the event of a downturn in the oil and gas market. If an event of default occurs and continues after the expiration of any cure period that is provided for in our senior credit facility, the entire principal amount due under it, all accrued interest and any other liabilities that we might have to the lending banks under the senior credit facility will all become immediately due and payable, all without notice of default of any kind. The foregoing information is provided to alert readers that there is risk associated with our existing debt obligations. It is not intended to provide a summary of the terms of our agreements with our lenders.

ACQUISITIONS ARE A PART OF OUR BUSINESS STRATEGY AND ARE SUBJECT TO THE RISKS AND UNCERTAINTIES OF EVALUATING RECOVERABLE RESERVES AND POTENTIAL LIABILITIES.

     We could be subject to significant liabilities related to acquisitions by us. The successful acquisition of producing properties requires an assessment of a number of factors, many of which are beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities, title issues and other factors. It generally is not feasible to review in detail every individual property included in an acquisition. Ordinarily, a review is focused on higher valued properties. Further, even a detailed review of all properties and records may not reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not always inspect every well we acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is performed. We cannot assure you that our recent and/or future acquisition activity will not result in disappointing results.

     In addition, there is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our acquisition strategy may be hindered if we are not able to obtain financing or regulatory approvals.

     Acquisitions often pose integration risks and difficulties. In connection with recent and future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expenses, all of which could have a material adverse effect on our financial condition and operating results.

WE DEPEND ON KEY PERSONNEL.

     We currently have only three employees that serve in senior management roles, and the loss of any one of them could severely harm our business. Roger A. Parker and John R. Wallace are responsible for the operation of our oil and gas business and Kevin K. Nanke is our Treasurer and Chief Financial Officer. We do not have key man insurance on the lives of any of these individuals. Furthermore, competition for experienced personnel is intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected.

WE MAY NOT BE PERMITTED TO DEVELOP SOME OF OUR OFFSHORE CALIFORNIA PROPERTIES OR, IF WE ARE PERMITTED, THE SUBSTANTIAL COST TO DEVELOP THESE PROPERTIES COULD RESULT IN A REDUCTION OF OUR INTEREST IN THESE PROPERTIES OR CAUSE US TO INCUR PENALTIES.

     Certain of our offshore California undeveloped properties, in which we have ownership interests ranging from 2.49% to 100.00%, are attributable to our interests in four of our five federal units (plus one additional lease) located offshore of California near Santa Barbara. These properties have a cost basis of approximately $10.9 million. The development of these properties is subject to extensive regulation and is currently the subject of litigation. Pursuant to a ruling in California v. Norton, later affirmed by the Ninth Circuit Court of Appeals, the U.S. Government was required to make a consistency determination relating to the 1999 lease suspension requests under a 1990 amendment to the Coastal Zone Management Act. In the event that there is some future adverse ruling under the Coastal Zone Management Act that we decide not to appeal or that we appeal without success, it is likely that some or all of our interests in these leases would become impaired and written off at that time. It is also possible that other events could occur during the Coastal Zone Management Act review or appellate process that would cause our interests in the leases to become impaired, and we will continuously evaluate those factors as they occur.

     In addition, the cost to develop these properties will be substantial. The cost to develop all of these offshore California properties in which we own an interest, including delineation wells, environmental mitigation, development wells, fixed platforms, fixed platform facilities, pipelines and power cables, onshore facilities and platform removal over the life of the properties (assumed to be 38 years), is estimated to be in excess of $3.0 billion. Our share of such costs, based on our current ownership interest, is estimated to be over $200.0 million. Operating expenses for the same properties over the same period of time, including platform operating costs, well maintenance and repair costs, oil, gas and water treating costs, lifting costs and pipeline transportation costs, are estimated to be approximately $3.5 billion, with our share, based on our current ownership interest, estimated to be approximately $300.0 million. There will be additional costs of a currently undetermined amount to develop the Rocky Point Unit. Each working interest owner will be required to pay its proportionate share of these costs based upon the amount of the interest that it owns. If we are unable to fund our share of these costs or otherwise cover them through farm-outs or other arrangements, then we could either forfeit our interest in certain wells or properties or suffer other penalties in the form of delayed or reduced revenues under our various unit operating agreements, which could impact the ultimate realization of this investment. The estimates discussed above may differ significantly from actual results.

WE ARE EXPOSED TO ADDITIONAL RISKS THROUGH OUR DRILLING BUSINESS.

     We currently have a 49.5% ownership interest in and management control of a drilling business. The operations of that entity will subject it to many additional hazards that are inherent to the drilling business, including, for example, blowouts, cratering, fires, explosions, loss of well control, loss of hole, damaged or lost drill strings and damage or loss from inclement weather. No assurance can be given that the insurance coverage maintained by that entity will be sufficient to protect it against liability for all consequences of well disasters, personal injury, extensive fire damage or damage to the environment. No assurance can be given that the drilling business will be able to maintain adequate insurance in the future at rates it considers reasonable or that any particular types of coverage will be available. The occurrence of events, including any of the above-mentioned risks and hazards that are not fully insured could subject the drilling business to significant liability. It is also possible that we might sustain significant losses through the operation of the drilling business even if none of such events occurs.

HEDGING TRANSACTIONS MAY LIMIT OUR POTENTIAL GAINS OR CAUSE US TO LOSE MONEY.

     In order to manage our exposure to price risks in the marketing of oil and gas, we periodically enter into oil and gas price hedging arrangements, typically costless collars. While intended to reduce the effects of volatile oil and gas prices, such transactions, depending on the hedging instrument used, may limit our potential gains if oil and gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

     *  production is substantially less than expected;

     * the counterparties to our futures contracts fail to perform under the contracts; or

     *  a sudden, unexpected event materially impacts gas or oil prices.

WE MAY NOT RECEIVE PAYMENT FOR A PORTION OF OUR FUTURE PRODUCTION.

     Our revenues are derived principally from uncollateralized sales to customers in the oil and gas industry. The concentration of credit risk in a single industry affects our overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions. We do not attempt to obtain credit protections such as letters of credit, guarantees or prepayments from our purchasers. We are unable to predict, however, what impact the financial difficulties of any of our purchasers may have on our future results of operations and liquidity.

WE HAVE NO LONG-TERM CONTRACTS TO SELL OIL AND GAS.

     We do not have any long-term supply or similar agreements with governments or other authorities or entities for which we act as a producer. We are therefore dependent upon our ability to sell oil and gas at the prevailing wellhead market price. There can be no assurance that purchasers will be available or that the prices they are willing to pay will remain stable.

THERE IS CURRENTLY A SHORTAGE OF AVAILABLE DRILLING RIGS AND EQUIPMENT WHICH COULD CAUSE US TO EXPERIENCE HIGHER COSTS AND DELAYS THAT COULD ADVERSELY AFFECT OUR OPERATIONS.

     Although equipment and supplies used in our business are usually available from multiple sources, there is currently a general shortage of drilling equipment and supplies. We believe that these shortages are likely to intensify. The costs and delivery times of equipment and supplies are substantially greater now than in prior periods and are currently escalating. In partial response to this trend, we have acquired a controlling interest in a drilling company. We believe that our ownership interest in the drilling company will allow us to have priority access to several large drilling rigs. We are also attempting to establish arrangements with others to assure adequate availability of certain other necessary drilling equipment and supplies on satisfactory terms, but there can be no assurance that we will be able to do so. Accordingly, there can be no assurance that we will not experience shortages of, or material price increases in, drilling equipment and supplies, including drill pipe, in the future. Any such shortages could delay and adversely affect our ability to meet our drilling commitments.

THE MARKETABILITY OF OUR PRODUCTION DEPENDS MOSTLY UPON THE AVAILABILITY, PROXIMITY AND CAPACITY OF GAS GATHERING SYSTEMS, PIPELINES AND PROCESSING FACILITIES, WHICH ARE OWNED BY THIRD PARTIES.

     The marketability of our production depends upon the availability, operation and capacity of gas gathering systems, pipelines and processing facilities, which are owned by third parties. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. We currently own several wells that are capable of producing but are currently shut-in pending the construction of gas gathering systems, pipelines and processing facilities. United States federal, state and foreign regulation of oil and gas production and transportation, tax and energy policies, damage to or destruction of pipelines, general economic conditions and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors changed dramatically, the financial impact on us could be substantial. The availability of markets and the volatility of product prices are beyond our control and represent a significant risk.

OUR INDUSTRY IS HIGHLY COMPETITIVE, MAKING OUR RESULTS UNCERTAIN.

     We operate in the highly competitive areas of oil and gas exploration, development and production. We compete for the purchase of leases from the U.S. government and from other oil and gas companies. These leases include exploration prospects as well as properties with proved reserves. We face competition in every aspect of our business, including, but not limited to:

     *  acquiring reserves and leases;

     * obtaining goods, services and employees needed to operate and manage our business;

     * access to the capital necessary to drill wells and acquire properties; and

     *  marketing oil and natural gas.

     Competitors include multinational oil companies, independent production companies and individual producers and operators. Many of our competitors have greater financial, technological and other resources than we do.

NEW TECHNOLOGIES MAY CAUSE OUR CURRENT EXPLORATION AND DRILLING METHODS TO BECOME OBSOLETE, RESULTING IN AN ADVERSE EFFECT ON OUR PRODUCTION.

     The oil and natural gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we currently use or that we may implement in the future may become obsolete, and we may be adversely affected.

TERRORIST ATTACKS AIMED AT OUR FACILITIES COULD ADVERSELY AFFECT OUR
BUSINESS.

     The United States has been the target of terrorist attacks of unprecedented scale. The U.S. government has issued warnings that U.S. energy assets may be the future targets of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack at our facilities, or those of our purchasers, could have a material adverse effect on our business.

WE OWN PROPERTIES IN THE GULF COAST REGION THAT COULD BE SUSCEPTIBLE TO DAMAGE BY SEVERE WEATHER.

     Certain areas in and near the Gulf of Mexico experience hurricanes and other extreme weather conditions on a relatively frequent basis. Some of our properties in the Gulf Coast Region are located in areas that could cause them to be susceptible to damage by these storms. Damage caused by high winds and flooding could potentially cause us to curtail operations and/or exploration and development activities on such properties for significant periods of time until damage can be repaired. Moreover, even if our properties are not directly damaged by such storms, we may experience disruptions in our ability to sell our production due to damage to pipelines, roads and other transportation and refining facilities in the area. Our production was negatively impacted as certain wells were shut in during hurricane Rita.

WE MAY INCUR SUBSTANTIAL COSTS TO COMPLY WITH THE VARIOUS U.S. FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT AFFECT OUR OIL AND GAS OPERATIONS.

     Our oil and gas operations are subject to stringent U.S. federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection or the oil and gas industry generally. Legislation affecting the industry is under constant review for amendment or expansion, frequently increasing our regulatory burden. Compliance with such laws and regulations often increases our cost of doing business and, in turn, decreases our profitability. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the incurrence of investigatory or remedial obligations, or the imposition of injunctive relief.

     The environmental laws and regulations to which we are subject may:

     * require applying for and receiving a permit before drilling commences;

     * restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

     * limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

     * impose substantial liabilities for pollution resulting from our operations.

     Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our earnings, results of operations, competitive position or financial condition. Over the years, we have owned or leased numerous properties for oil and gas activities upon which petroleum hydrocarbons or other materials may have been released by us or by predecessor property owners or lessees who were not under our control. Under applicable environmental laws and regulations, including CERCLA, RCRA and analogous state laws, we could be held strictly liable for the removal or remediation of previously released materials or property contamination at such locations regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

RISKS RELATED TO OUR STOCK

WE MAY ISSUE SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN OUR COMMON
STOCK.

     Although we have no current plans, arrangements, understandings or agreements to issue any preferred stock, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our shareholders. Any preferred stock that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights.

THERE MAY BE FUTURE DILUTION OF OUR COMMON STOCK.

     To the extent options to purchase common stock under our employee and director stock option plans are exercised, holders of our common stock will incur dilution. Further, if we sell additional equity or convertible debt securities, such sales could result in increased dilution to our shareholders.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK.

     We do not expect to pay any dividends, in cash or otherwise, with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in our business. In addition, the credit agreement relating to our credit facility prohibits us from paying any dividends until the loan is retired.

THE COMMON STOCK IS AN UNSECURED EQUITY INTEREST IN OUR COMPANY.

     As an equity interest, the common stock will not be secured by any of our assets. Therefore, in the event we are liquidated, the holders of the common stock will receive a distribution only after all of our secured and unsecured creditors have been paid in full. There can be no assurance that we will have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of the common stock.

OUR SHAREHOLDERS DO NOT HAVE CUMULATIVE VOTING RIGHTS.

     Holders of our common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, a plurality of holders of our outstanding common stock will be able to elect all of our directors. As of December 31, 2005, our directors and executive officers and their respective affiliates collectively and beneficially owned approximately 6.6% of our outstanding common stock.

OUR CERTIFICATE OF INCORPORATION MAY HAVE PROVISIONS THAT DISCOURAGE CORPORATE TAKEOVERS AND COULD PREVENT SHAREHOLDERS FROM REALIZING A PREMIUM ON THEIR INVESTMENT.

     Certain provisions of our Certificate of Incorporation and the provisions of the Delaware General Corporation Law may discourage persons from considering unsolicited tender offers or other unilateral takeover proposals. Such persons might choose to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions could have the effect of preventing shareholders from realizing a premium on their investment.

     Our Certificate of Incorporation authorizes our board of directors to issue preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights of those shares, as the board of directors may determine. In addition, our Certificate of Incorporation authorizes a substantial number of shares of common stock in excess of the shares outstanding. These provisions may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common stock.

                               USE OF PROCEEDS

     The proceeds from the sale of the shares of common stock offered pursuant to this prospectus will be received directly by the selling shareholders, and we will not receive any proceeds from the sale of these shares.

                        DETERMINATION OF OFFERING PRICE

     The shares registered herein are being sold by the selling shareholders, and not by us, and are therefore being sold at the market price as of the date of sale. Our common stock is traded on the NASDAQ National Market System under the symbol "DPTR." On February 13, 2006, the reported closing price for our common stock on the NASDAQ National Market System was $19.95.

                    RECENT MATERIAL CHANGES IN OUR BUSINESS

     There have been no material changes in our business since June 30, 2005 that have not been reported in our reports on Form 8-K.

                            SELLING SHAREHOLDERS

     The shares offered pursuant to this prospectus are being offered by the selling shareholders.

Selling shareholders
--------------------

     The table below includes information regarding ownership of our common stock by the selling shareholders and the number of shares that may be sold under this prospectus. There are no material relationships with the selling shareholders other than those discussed herein.

     The selling shareholders acquired the shares from Delta in private transactions in which Delta acquired properties from the selling shareholders and paid a portion or all of the consideration in shares of our Common Stock.



                                       Shares                           Shares
                                  Beneficially Owned               Beneficially Owned
                                Prior to the Offering             After the Offering(1)
                                                      Shares     ----------------------
                                          Percent     Offered                Percent
Selling Shareholder            Number     of Class    Hereby     Number      of Class
-------------------            -------    ---------   -------    ------      ---------

Edward Mike Davis              990,000      2.0%      350,000    640,000        1.3%

Armstrong Resources, LLC (2)   673,401      1.3%      673,401      -0-           --

------------------------

(1)  Assumes that the selling shareholders will sell all of the shares of common stock offered pursuant to this prospectus.  We cannot assure you that the selling shareholders will sell all or any of these shares.

(2)  Armstrong Resources, LLC is controlled by William Armstrong.



                              PLAN OF DISTRIBUTION

     The selling shareholders and their respective successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling shareholders may effect the distribution of the common stock in one or more of the following methods:

       - ordinary brokers' transactions, which may include long or short sales;

       - transactions involving cross or block trades or otherwise on the open market;

       - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

       - "at the market" to or through market makers or into an existing market for the common stock;

       - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

       - through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

       - any combination of the above, or by any other legally available means.

     In addition, the selling shareholders or their respective successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders or their respective successors in interest may also enter into option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

     We cannot assure you that the selling shareholders will sell any or all of the shares of common stock offered by the selling shareholders.

     In order to comply with the securities laws of certain states, if applicable, the selling shareholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling shareholders may not sell the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                           DESCRIPTION OF COMMON STOCK

     We are authorized to issue up to 300,000,000 shares of common stock, par value $0.01 per share. On February 6, 2006, there were 50,396,509 shares of common stock outstanding.

Dividend Rights

     Holders of our common stock may receive dividends when, as and if declared by our board of directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our company.

Voting and Other Rights

     Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote, and, in general, all matters will be determined by a majority of votes cast.

Election of Directors

     Directors hold office until the next annual meeting of shareholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

Liquidation

     In the event of any liquidation, dissolution or winding up of Delta, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

     Delta's common stock is not redeemable or convertible.

Other Provisions

     All outstanding common stock is fully paid and non-assessable.

     This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read our certificate of incorporation and our bylaws, because they, and not this description, define your rights as a holder of our common stock. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

EXPERTS
-------

     The consolidated financial statements of Delta Petroleum Corporation as of June 30, 2005 and 2004, and for each of the years in the three-year period ended June 30, 2005, and managements' assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audit report covering the June 30, 2005 Consolidated Financial Statements of Delta Petroleum Corporation refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of July 1, 2002.

LEGAL MATTERS
-------------

     The validity of the issuance of the common stock offered pursuant to this prospectus will be passed upon for us by Krys Boyle, P.C., Denver, Colorado.

RESERVE ENGINEERS
-----------------

     Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves associated with our oil and gas properties, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ralph E. Davis Associates, Inc. or Mannon Associates, independent reserve engineers. The reserve information is incorporated by reference herein in reliance upon the authority of said firms as experts with respect to such reports.

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the offering are estimated as follows:

          Attorneys' Fees                     $ 5,000
          Accountants' Fees                   $ 5,000
          Registration Fees                   $ 2,284
          Printing                            $   500
          Advertising                         $     0
          Other Expenses                      $   716
                                              -------
                          TOTAL               $13,500
                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceedings so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Our certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     Additionally, we have acquired directors and officers insurance which includes coverage for liability under the federal seen e laws.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains such a provision.

     The above discussion of our certificate of incorporation, bylaws and Sections 102(b)(7) and 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws and statutes.

     We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Delta Petroleum Corporation.

ITEM 16.  EXHIBITS.

Exhibit No.                           Description

    3.1 Certificate of Incorporation of Delta Petroleum Corporation, as amended(1)

    3.2         Amended and Restated Bylaws of Delta Petroleum Corporation
                (2)

    5.1         Opinion of Krys Boyle, P.C.

   23.1         Consent of Krys Boyle, P.C. (included in Exhibit 5.1)

   23.2         Consent of KPMG LLP

   23.3         Consent of Ralph E. Davis Associates, Inc.

   23.4         Consent of Mannon Associates, Inc.

   24           Power of Attorney (included in signature page)
__________________

(1) Incorporated by reference from Exhibit 3.1 to Delta Petroleum Corporation's Form 8-K dated January 31, 2006.

(2) Incorporated by reference from Exhibit 3.1 to Delta Petroleum Corporation's Form 8-K dated February 9, 2006.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),
(vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or date of the first sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 13, 2006.

                                      DELTA PETROLEUM CORPORATION


                                      By: /s/ Roger A. Parker
                                      Name: Roger A. Parker
                                      Title: Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Roger A. Parker and Kevin K. Nanke, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                    Title                    Date


/s/ Roger A. Parker            Chief Executive Officer     February 13, 2006
Roger A. Parker                (Principal Executive
                               Officer) and Director


/s/ Kevin K. Nanke             Chief Financial Officer     February 13, 2006
Kevin K. Nanke                 and Treasurer (Principal
                               Financial and Accounting
                               Officer)


____________________________   Director
Kevin R. Collins


/s/ Jerrie F. Eckelberger      Director                    February 13, 2006
Jerrie F. Eckelberger



/s/ Aleron H. Larson, Jr.      Director                    February 13, 2006
Aleron H. Larson, Jr.


____________________________   Director
Russell S. Lewis


/s/ Jordan R. Smith            Director                    February 13, 2006
Jordan R. Smith



/s/ Neal A. Stanley            Director                    February 13, 2006
Neal. A. Stanley


/s/ James P. Van Blarcom       Director                    February 13, 2006
James P. Van Blarcom



/s/ James B. Wallace           Director                    February 13, 2006
James B. Wallace